Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
NOVEMBER 12, 2012	NYSE MKT: GORO

GOLD RESOURCE CORPORATION HIRES NEW

VICE PRESIDENT OF EXPLORATION

COLORADO SPRINGS – November 12, 2012 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today announced it has hired Mr. Barry Devlin as the Company’s new Vice President of Exploration. Mr. Devlin will join the Company on or before January 5, 2013. Mr. David Reid, the Company’s current Vice President of Exploration and co-founder of the Company, will be taking a less active role in the Company’s day to day operations. Gold Resource Corporation is a low-cost gold producer with operations in southern Mexico. The Company has returned over $63 million to shareholders in monthly dividends since declaring commercial production July 1, 2010, and may be the only Company offering shareholders the option to convert their cash dividends into physical gold or silver.

Mr. Devlin has 31 years of professional experience in managerial phases of exploration and mine geology with responsibilities including reserve calculations, mine development planning and grade control. He has participated in the discovery, acquisition and development of numerous mineral deposits including extensive experience in epithermal gold-silver (high and low sulfidation) systems and porphyry copper gold skarns. He has worked in a variety of geologic environments in the USA, Canada, Mexico, Argentina, Bolivia, Chile, Guyana, Peru and Venezuela where he established a solid track record in generative exploration programs as well as underground mine geology.

Mr. Devlin will be joining the Company from Endeavour Silver Corporation where he has been Vice President Exploration since 2007. Prior to Endeavour Silver, he worked for various mining Companies, including Hecla Mining Company from 1990 to 2007, where he managed its generative exploration programs worldwide. He holds a BS degree with honors in Geology, 1981, and a Masters in Geology, 1987, from the University of British Columbia, Vancouver, Canada. His professional memberships include; Registered Professional Geologist (P. Geol.), British Columbia, Fellow of the Geological Association of Canada and Society of Economic Geologists. He has several publications concerning epithermal systems.

Mr. David Reid will continue to serve as Vice President of Exploration for the Company until Mr. Devlin’s arrival at which time Mr. Reid will step down as Vice President. He will assist in the transition to Mr. Devlin while taking a less active role with the Company. Mr. Reid co-founded Gold Resource Corporation and was responsible for the largest deposit discovered to date on the Company’s properties.

Mr. David Reid stated, “I believe we have chosen my replacement wisely as Mr. Devlin has the qualities I was looking for in a VP candidate to lead the Company’s exploration programs going forward. I will work to make the transition as seamless as possible and have confidence Mr. Devlin has the skills to explore what I believe to be one of the most exciting epithermal systems recently discovered. I am looking forward to taking a less active role but will be here for support as needed.”

“We are very excited to welcome Mr. Devlin to our team as I believe his skill sets are ideally suited for not only the expansion of our Arista gold and silver epithermal deposit, but the discoveries of additional deposits along our forty eight kilometer mineralized trend as well,” stated Gold Resource Corporation’s President, Mr. Jason Reid. “David Reid’s discovery of the Arista deposit has been one of the key drivers of the Company’s success, not to mention he was integral with the formation, vision and execution of the Company’s business plan to date. We appreciate David’s support during this transition and though he desires to take a less active role in the Company day to day, we still plan to rely on his input.”

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 52,742,198 shares outstanding, no warrants and no debt. Gold Resource Corporation may be the only Company to offer its shareholders a dividend option to obtain physical gold or silver in addition to cash. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com